Exhibit 5.1

Yoshitsu Co., Ltd

Harumi Building, 2-5-9 Kotobashi,

Sumida-ku, Tokyo 130-0022

Japan

January 30, 2024

Dear Sir or Madam

Yoshitsu Co., Ltd

We have acted as counsel as to Japanese law to Yoshitsu Co., Ltd, a Japanese stock company (kabushiki kaisha) (the “Company”), in connection with the Company’s registration statement on Form F-3, as amended (File No. 333-274076) filed on September 5, 2023 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the prospectus supplement to the Registration Statement dated January 26, 2024 (the “Prospectus Supplement”), relating to the registered direct offering by the Company of 5,970,152 American depositary shares (the “ADSs”) representing the Company’s ordinary shares (the “Shares”) at US$0.67 per ADS, and the private placement of accompanying warrants (the “Warrants”) exercisable for the Shares that may be deposited for delivery of 5,970,152 ADSs.

We are furnishing this opinion as Exhibits 5.1 and 23.3 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	An official certificate of all matters recorded in the commercial register of the Company dated January 30, 2024.

1.2	A copy of the Articles of Incorporation of the Company effective as of October 19, 2021 (the “Articles”).

1.3	A copy of the Regulations of the Board of Directors of the Company effective as of October 19, 2021

1.4	A copy of the Regulations of the Board of Corporate Auditors of the Company effective as of October 19, 2021.

1.5	A copy of the Share Handling Regulations of the Company effective as of October 19, 2021.

1.6	A copy of the minutes of the meetings of the Board of Directors of the Company held on December 30, 2023 and January 25, 2024.

1.7	The Registration Statement.

1.8	The Prospectus Supplement.

1.9	Executed copies of the transaction documents listed in the Schedule (the “Transaction Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of Japan which are in force on the date of this opinion letter. In giving the following opinions, we have relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The Transaction Documents have been or will be authorized and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of Japan).

2.4	The Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of Japan).

2.5	The choice of the laws of the State of New York as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the state and federal courts sitting in the City of New York, Borough of Manhattan and any other relevant jurisdiction (other than Japan) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of Japan).

2.6	The Company will have sufficient authorized but unissued Shares in its authorized share capital to enable the Company to issue the Shares.

2.7	The Company will receive money or money’s worth in consideration for the issue of the Shares, and none of the Shares will be issued for less than their par value.

2.8	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of Japan) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents.

2.9	There is no contractual or other prohibition or restriction (other than as arising under Japanese law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Transaction Documents.

2.10	No monies paid to or for the account of any party under the Transaction Documents or any property received or disposed of by any party to the Transaction Documents in each case in connection with the Transaction Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.11	There is nothing under any law (other than the laws of Japan) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated and is validly existing under the laws of Japan. To the extent the concept of “good standing” or such equivalent concept exists under the laws of Japan, the Company is in good standing under the laws of Japan.

3.2	The Company has all requisite power and authority under the Articles to enter into, execute and perform all of its obligations under the Transaction Documents, including:

(a)	the issue, offer and sale of:

(i)	5,970,152 ADSs;

(ii)	5,970,152 Shares represented by the ADSs mentioned (i) above;

(iii)	5,970,152 Warrants; and

(iv)	5,970,152 Shares issuable upon exercise of the Warrants mentioned (iii) above for delivery of 5,970,152 ADSs; and

(b)	the deposit of the Shares represented by the ADSs with the Depositary (as defined below) against the issuance of the ADSs.

3.3	The execution and delivery of the Transaction Documents do not, and the performance by the Company of its obligations under the Transaction Documents will not, conflict with or result in a breach of any of the terms or provisions of the Articles or any law, public rule or regulation applicable to the Company currently in force in Japan.

3.4	The issue and allotment of the Shares have been duly authorized and when allotted, issued and paid for as contemplated in the Registration Statement and Prospectus Supplement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Japanese law, a share is only issued when it has been entered in the register of members (shareholders).

3.5	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Japanese law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.2	Reference in this opinion to a “deposit” of Shares pursuant to the Deposit Agreement means the allotment and issue to the Depositary (or its nominee or custodian) of the Shares by the Company, and the registration of the Depositary (or its nominee or custodian) in the register of members of the Company as the registered holder of such Shares, all for the purpose of enabling the Depositary to issue ADSs representing such Shares.

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Documents.

Except as specifically stated herein, we express no view as to the commercial terms of the Transaction Documents or whether such terms represent the intentions of the parties, and we make no comment with regard to warranties or representations that may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the prospectus included in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Yusuke Tani
Yusuke Tani
Attorney-at-law in Japan,
Partner, City-Yuwa Partners

Schedule

Transaction Documents

1.	Placement Agency Agreement dated January 26, 2024 between the Company and Maxim Group LLC

2.	Securities Purchase Agreement dated January 26, 2024 between the Company and the purchasers identified therein

3.	The deposit agreement dated January 7, 2022 made among the Company, The Bank of New York Mellon (the “Depositary”), and all holders and beneficial owners of ADSs issued thereunder, as amended (the “Deposit Agreement”)

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